Exhibit 4.19

SUPPLEMENT TO SHARE PURCHASE AGREEMENT DATED
DECEMBER 27 2017 ("Original SPA")

THIS SUPPLEMENT TO THE ORIGINAL SPA (this "Supplement") is made as of January 3, 2018 by and among P.V. Nano Cell Ltd., a company incorporated under the laws of the State of Israel, with offices located at 8 Hamasger St., PO Box 236, Migdal Ha-Emek, 2310102, Israel (the "Company") and Jet CU P.C.B Ltd. (“Investor” or "Jet CU" respectively).

WHEREAS the Parties wish to supplement the Original SPA according to the terms set forth below; and

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	The Recitals form an integral and binding part of this Supplement.

2.	Capitalized terms used herein which are not defined shall have the meaning ascribed to them in the Original SPA.

3.	Further to Section 8 to the Original SPA, it is agreed that upon receipt by the Company of the Closing Amount (as defined in the Original SPA), the Company will grant Jet CU a warrant to purchase 300,000 Ordinary Shares of the Company par value NIS 0.01 each, at an exercise price per share of US $0.5.

4.	All other terms and provisions of the Original SPA shall continue to bind the parties without change.

5.	This Supplement shall be governed by and construed solely in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The Parties hereby irrevocably submit to the jurisdiction of the courts of Haifa in respect of any dispute or matter arising out of or connected with this Agreement.

6.	This Supplement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or scanned signatures of a Party shall be binding as evidence of such Party's agreement hereto and acceptance hereof.

IN WITNESS WHEREOF, Jet CU and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTOR:	COMPANY:

Jet CU P.C.B Ltd.	P.V. NANO CELL LTD.

By: Moshe Zimmerman, Director	By: Dr. Fernando de la Vega, Director